NEWS RELEASE

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Marguerite Copel	Ryan Weispfenning
Public Relations	Investor Relations
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FOR IMMEDIATE RELEASE

SEAN SALMON NAMED EVP & PRESIDENT CARDIOVASCULAR PORTFOLIO;
CONTINUES AS EVP & PRESIDENT DIABETES OPERATING UNIT

DUBLIN – December 14, 2020 – Medtronic plc (NYSE:MDT) announced today that Sean Salmon, Executive Vice President and President, Diabetes Operating Unit has been named Executive Vice President and President, Cardiovascular Portfolio effective January 1. Salmon will also continue to lead the Diabetes Operating Unit and continue to serve on the company’s Executive Committee. He succeeds Mike Coyle, who will leave Medtronic effective December 31 to accept a CEO role of a publicly traded company.

“We owe Mike a debt of gratitude for his significant contributions to Medtronic,” said Geoff Martha, Medtronic Chairman and Chief Executive Officer. “He’s played a vital role in our Cardiovascular portfolio, including overseeing the development and launches of numerous disruptive and life-saving technologies. On behalf of the Board, I would like to thank Mike for his leadership and wish him every success.”

“With 17 years leading several Medtronic business units, Sean is a highly respected leader both inside and outside of the company, with a proven track record of building and leading high-performing teams. I am confident in his ability to continue the turnaround of our Diabetes business, while ensuring continued growth and therapy adoption in our Cardiovascular portfolio,” said Martha.

Salmon joined Medtronic in 2004 and spent 15 years in increasingly senior management roles within Cardiovascular, including leading the Coronary and Renal Denervation, Peripheral, Cardiac Surgery, and Structural Heart businesses, before being named the leader of Medtronic Diabetes and a member of the Medtronic Executive Committee in 2019. While in Cardiovascular, he led Medtronic to leadership in drug-eluting stents, commercialized multiple product innovations in transcatheter aortic valve replacement (TAVR), and revitalized Medtronic’s renal denervation clinical program.

Salmon will continue his role leading the Diabetes turnaround and his role working closely with the other portfolio leaders and members of the Executive Committee on enterprise-level strategy and value creation under Medtronic’s new operating model. With his new additional Cardiovascular responsibilities, Salmon will oversee the Cardiovascular operating units, ensuring appropriate capital allocation to optimize Medtronic’s growth and profitability, overall business performance, and innovation designed to drive continued market expansion and increased share.

“I want to thank Geoff and the Board for this opportunity, which allows me to have an even greater impact on improving more patients’ lives,” said Salmon. “Over the past year, we’ve taken a number of bold steps to improve our Diabetes performance and competitiveness, including the appointment of a new leadership team, accelerating R&D investment, entering the smart pen market, and making significant progress on our customer-centric pipeline of products and services. Completing the turnaround in Diabetes remains a high priority for me. And, I’m excited to reunite and work with the exceptionally talented leaders of our Cardiovascular operating units as we continue the momentum behind Mike’s vision of growth and innovation to deliver meaningful and life-enhancing cardiovascular technologies.”

About Medtronic
Medtronic plc (www.medtronic.com), headquartered in Dublin, Ireland, is among the world’s largest medical technology, services and solutions companies – alleviating pain, restoring health and extending life for millions of people around the world. Medtronic employs more than 90,000 people worldwide, serving physicians, hospitals and patients in more than 150 countries. The company is focused on collaborating with stakeholders around the world to take healthcare Further, Together.

Any forward-looking statements are subject to risks and uncertainties such as those described in Medtronic's periodic reports on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results.

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